Exhibit 99.1
[Nurix logo]

Nurix Therapeutics Reports Fourth Quarter and Fiscal Year 2025 Financial Results and Provides a Corporate Update
First patients dosed in DAYBreak™ registrational program for bexobrutideg in relapsed/refractory CLL
Presented Phase 1 results at ASH 2025 that support bexobrutideg’s potential best-in-class profile in relapsed/refractory CLL
83% objective overall response rate and progression free survival of 22.1 months demonstrate durable therapeutic effects in a large portion of patients
Presented differentiated preclinical data for IRAK4 degrader GS-6791 in collaboration with Gilead
Well capitalized with cash and marketable securities of $592.9 million
BRISBANE, January 28, 2026 (GLOBE NEWSWIRE) -- Nurix Therapeutics, Inc. (Nasdaq: NRIX), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of targeted protein degradation medicines, today reported financial results for the fiscal quarter ended November 30, 2025, and highlighted significant progress across its clinical programs and strategic collaborations.
“The fourth quarter marked a pivotal inflection point for Nurix as we initiated the DAYBreak™ registrational program for bexobrutideg and strengthened our balance sheet to support execution across our pipeline,” said Arthur T. Sands, M.D., Ph.D., president and chief executive officer of Nurix. “With regulatory alignment on Phase 2 dose, compelling Phase 1 clinical data in CLL, and the continued advancement of our autoimmune and immuno-oncology programs, we believe we are well positioned to deliver the benefits of degrader-based medicines to significant populations of patients in need of new therapies.”
Recent Business Highlights
Bexobrutideg (NX-5948): Compelling Clinical Activity and Durability Presented at ASH 2025
•At the 67th American Society of Hematology (ASH) Annual Meeting, Nurix presented updated and maturing clinical data from the ongoing Phase 1a/1b NX-5948-301 study of bexobrutideg in patients with relapsed or refractory chronic lymphocytic leukemia (CLL), demonstrating durable and deepening responses in a heavily pretreated population. In the Phase 1a cohort, bexobrutideg achieved an objective response rate (ORR) of 83.0%, including two complete responses, with a median progression-free survival (PFS) of 22.1 months and a median duration of response of 20.1 months across all doses tested. Emerging data from the randomized Phase 1b cohort comparing 200 mg and 600 mg once-daily dosing showed higher response rates and a favorable trend toward longer PFS at the 600 mg dose, supporting its selection as the recommended Phase 2 dose in alignment with FDA’s Project Optimus. Bexobrutideg was well tolerated, with a consistent safety profile across dose levels and no dose-limiting toxicities, no systemic fungal infections, and no Grade 4 infections observed. Collectively, these data reinforce the differentiated efficacy, durability, and tolerability profile of bexobrutideg and provide a strong foundation for the ongoing DAYBreak™ pivotal clinical program in relapsed or refractory CLL.
Bexobrutideg (NX-5948): Transitioned to Pivotal-Stage Development in CLL
•During the fourth quarter of 2025, Nurix initiated the DAYBreak™ pivotal Phase 2 single-arm study evaluating bexobrutideg at 600 mg once daily in patients with relapsed or refractory CLL (r/r CLL) who have progressed following treatment with a covalent BTK inhibitor (cBTKi), a BCL-2 inhibitor (BCL-2i), and a non-covalent BTK inhibitor (ncBTKi). Dose selection was supported by comparative analysis conducted under Project Optimus and achieved alignment with global regulatory authorities.
Bexobrutideg: Encouraging Activity in Waldenström Macroglobulinemia Presented at ASH 2025
•At the 67th American Society of Hematology (ASH) Annual Meeting, Nurix presented new Phase 1 clinical data demonstrating encouraging efficacy and favorable tolerability of bexobrutideg in patients with relapsed or refractory Waldenström macroglobulinemia (WM). In this heavily pre-treated population, bexobrutideg achieved an objective response rate of 75.0%, including three very good partial responses, with responses observed across patients regardless of their baseline mutations in MYD88 and CXCR4. With a median follow-up of 8.1 months, median duration of response and progression-free survival were not reached, underscoring the durability of clinical benefit. Bexobrutideg was well tolerated in patients with WM, consistent with the overall study population and previous disclosures.

Collectively, these results support continued development of bexobrutideg in WM and further reinforce its potential as a differentiated therapeutic option across BTK-driven B-cell malignancies.
October Bexobrutideg Update
•During the quarter, Nurix continued to strengthen the clinical and scientific differentiation of bexobrutideg through ongoing clinical execution and new mechanistic insights. In an October 2025 investor update, management highlighted how bexobrutideg is designed to overcome key limitations of existing BTK inhibitors by catalytically degrading the BTK protein, thereby eliminating both its kinase and scaffolding functions and enabling deeper, more durable pathway suppression at low free-plasma concentrations. The data presented profiled bexobrutideg’s best-in-class in vitro potency, exceptional proteomic selectivity, and broad activity across clinically relevant BTK resistance mutations that limit the effectiveness of both covalent and non-covalent BTK inhibitors.
IRAK4 Degrader Program (GS-6791 / NX-0479, partnered with Gilead)
•In September, Nurix and its collaboration partner Gilead presented preclinical data at the 2025 European Academy of Dermatology and Venereology Congress demonstrating that GS-6791, a novel oral IRAK4 degrader, achieved potent and sustained degradation of IRAK4, resulting in robust inhibition of IL-1 and IL-36 signaling pathways. The data also showed suppression of pro-inflammatory cytokine production and meaningful efficacy in a mouse model of dermatitis, supporting the differentiated potential of IRAK4 degradation compared with kinase inhibition alone. GS-6791 is currently being evaluated in an ongoing first-in-human Phase 1 study in healthy volunteers, which includes pharmacodynamic biomarker assessments in the skin, and these results support continued advancement toward autoimmune and inflammatory disease indications.
NX-1607 (CBL-B Inhibitor): Continued Clinical and Translational Validation
•At the 2025 Society for Immunotherapy of Cancer Annual Meeting in November, Nurix presented new translational data from its ongoing Phase 1 study of NX-1607 demonstrating dose-dependent target engagement, peripheral immune activation, and enhanced T-cell proliferation, with greater immune activation observed in patients achieving stable disease compared with those with progressive disease. These findings provide mechanistic evidence linking systemic immune activation to tumor microenvironment remodeling. In addition, clinical data presented at the 2025 European Society for Medical Oncology Congress showed evidence of single-agent anti-tumor activity across multiple solid tumor types, including durable stable disease and a confirmed partial response in heavily pretreated patients. Collectively, these data support continued dose expansion and combination strategies for NX-1607 as a potential next-generation immune checkpoint therapy.
Corporate and Financial Strengthening
•In October 2025, Nurix completed a $250.0 million underwritten registered offering of the Company's common stock, with participation from leading healthcare-focused institutional investors. The proceeds from the offering significantly strengthened the Company’s balance sheet and enabled accelerated execution of pivotal clinical programs, including the registrational development of bexobrutideg, as well as continued investment in pipeline expansion and autoimmune disease opportunities.
•In November 2025, Nurix appointed accomplished biopharmaceutical leader Roger Dansey, M.D., to its Board of Directors, adding deep expertise in oncology research, clinical development, and commercialization as the Company advances toward late-stage development and potential registration.
Upcoming Program Highlights*
•DAYBreak CLL-201
Nurix will continue enrollment and execution of the DAYBreak™ pivotal Phase 2 single-arm study (NCT07221500) of bexobrutideg in patients with relapsed or refractory chronic lymphocytic leukemia, which is designed to support a potential Accelerated Approval submission. The DAYBreak study is enrolling patients whose disease has progressed following treatment with a cBTKi, a BCL-2i, and an ncBTKi inhibitor, representing a population with significant unmet medical need.
•DAYBreak CLL-306
Nurix plans to initiate a global randomized confirmatory Phase 3 trial in the first half of 2026, following continued engagement with regulatory authorities, to support full approval. The Phase 3 study is expected to compare bexobrutideg monotherapy to pirtobrutinib in patients with relapsed or refractory CLL whose disease has progressed after prior BTK inhibitor therapy. Together, these studies are intended to form a comprehensive registrational program designed to establish the clinical benefit, safety, and durability of bexobrutideg and support its advancement toward regulatory approval.

•NX-5948-301
Nurix also continues enrollment in the NX-5948-301 Phase 1a/1b clinical trial of bexobrutideg in patients with relapsed or refractory B cell malignancies. To support future development of bexobrutideg in autoimmune and inflammatory diseases, Nurix is enrolling a Phase 1b cohort for patients with CLL and autoimmune hemolytic anemia and is conducting the necessary Phase 1 healthy volunteer studies to support a potential autoimmune IND in 2026. More information on the ongoing Phase 1a/1b trial of bexobrutideg is available at www.clinicaltrials.gov.
•Zelebrudomide
Zelebrudomide is an orally bioavailable degrader of BTK and the cereblon neosubstrates IKZF1 (Ikaros) and IKZF3 (Aiolos) designed for the treatment of relapsed or refractory B-cell malignancies. Nurix is conducting a Phase 1a/1b clinical trial, including a Phase 1b expansion cohort focused on patients with diffuse large B-cell lymphoma and mantle cell lymphoma. Nurix is enrolling a dose escalation study within the current Phase 1a/1b trial using the chirally controlled drug product. Additional information on the zelebrudomide clinical trial can be accessed at www.clinicaltrials.gov (NCT04830137).
•NX-1607
NX-1607 is an investigational oral inhibitor of the E3 ligase Casitas B-lineage lymphoma proto-oncogene B (CBL-B) being developed for immuno-oncology indications, including a range of solid tumor types and lymphomas. Nurix is evaluating NX-1607 in an ongoing Phase 1 trial in adults in a range of oncology indications. This study includes a thorough investigation of both dose and schedule in the Phase 1a portion. Additional information on the NX-1607 clinical trial can be accessed at www.clinicaltrials.gov (NCT05107674).
•Continued pipeline advancement of strategic collaborations with Gilead, Sanofi and Pfizer: Nurix and Sanofi continue to advance the STAT6 degrader, NX-3911, in IND-enabling studies and future updates are anticipated. Nurix expects to continue to achieve substantial research collaboration milestones throughout the terms of its collaborations with Gilead, Sanofi, and Pfizer.
•Nurix expects to provide additional preclinical, clinical, and program updates throughout 2026 to multiple key audiences, including the European Hematology Association, the European Society for Medical Oncology, the Society for Immunotherapy of Cancer and the American Society of Hematology.
*Expected timing of events throughout this press release is based on calendar year quarters.
Fiscal Fourth Quarter 2025 Financial Results
Revenue for the three and twelve months ended November 30, 2025, was $13.6 million and $84.0 million, respectively, compared with $13.3 million and $54.5 million for the three and twelve months ended November 30, 2024, respectively. The increase for the twelve-month period was primarily due to $30 million of license revenue from the achievement of two Sanofi license extensions. During the year ended November 30, 2025, Nurix achieved research milestones under its collaborations with Sanofi and Pfizer totaling $7.0 million and $5.0 million, respectively. In addition, Nurix also achieved a clinical milestone under its collaboration with Gilead of $5 million for the twelve-month period. The increase was partially offset by a decrease in revenue from the collaborations with Sanofi and Gilead as the initial research term for certain drug targets ended.
Research and development expenses for the three and twelve months ended November 30, 2025, were $83.0 million and $316.9 million, respectively, compared with $67.2 million and $221.6 million for the three and twelve months ended November 30, 2024, respectively. For the twelve-month period, the increase was primarily related to compensation and related personnel costs, clinical costs and contract manufacturing costs as Nurix continued to accelerate the enrollment of patients in the ongoing trial of bexobrutideg and prepare for the initiation of pivotal trials.
General and administrative expenses for the three and twelve months ended November 30, 2025, were $13.6 million and $52.7 million, respectively, compared with $10.7 million and $45.9 million for the three and twelve months ended November 30, 2024, respectively. The increase for the twelve-month period was primarily due to an increase in compensation and related personnel costs.
Net loss for the three and twelve months ended November 30, 2025, was $78.2 million or ($0.82) per share and $264.5 million or ($3.05) per share, respectively, compared with $58.5 million or ($0.75) per share and $193.6 million or ($2.88) per share, for the three and twelve months ended November 30, 2024, respectively.
Cash, cash equivalents and marketable securities was $592.9 million as of November 30, 2025, compared to $609.6 million as of November 30, 2024.

About Nurix Therapeutics, Inc.
Nurix Therapeutics is a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of targeted protein degradation medicines, the next frontier in innovative drug design aimed at improving treatment options for patients with cancer and autoimmune diseases. Nurix’s wholly owned, clinical stage pipeline includes degraders of Bruton’s tyrosine kinase (BTK), a B-cell signaling protein, and inhibitors of Casitas B-lineage lymphoma proto-oncogene B (CBL-B), an E3 ligase that regulates activation of multiple immune cell types including T cells and NK cells. Nurix also is advancing multiple potentially first-in-class or best-in-class degraders and degrader antibody conjugates (DACs) in its preclinical pipeline. Nurix’s partnered drug discovery pipeline consists of a preclinical stage degrader of STAT6 in collaboration with Sanofi, a clinical stage degrader of IRAK4 in collaboration with Gilead, as well as multiple additional programs under collaboration agreements with Gilead Sciences, Inc., Sanofi S.A. and Pfizer Inc., within which Nurix retains certain options for co-development, co-commercialization and profit sharing in the United States for multiple drug candidates. Powered by an AI-integrated discovery engine capable of tackling virtually any protein class, and coupled with unparalleled ligase expertise, Nurix’s dedicated team has built a formidable advantage in translating the science of targeted protein degradation into clinical advancements. Nurix aims to establish degrader-based treatments at the forefront of patient care, writing medicine’s next chapter with a new script to outmatch disease. Nurix is headquartered in San Francisco, California. For additional information visit http://www.nurixtx.com.
Forward-Looking Statements
This press release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When or if used in this press release, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “should,” “will,” and similar expressions and their variants, as they relate to Nurix, may identify forward-looking statements. All statements that reflect Nurix’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements regarding: Nurix’s future financial or business performance; Nurix’s future plans, prospects and strategies; Nurix’s plans and expectations with respect to its current and prospective drug candidates; Nurix's plans and expectations with respect to the clinical trials for its drug candidates; the tolerability, safety profile, therapeutic potential and other advantages of Nurix’s drug candidates; the planned timing and conduct of Nurix’s clinical trials; the planned timing for the provision of updates and findings from Nurix’s preclinical studies and clinical trials; and the potential benefits of and Nurix’s expectations with respect to its strategic collaborations. Forward-looking statements reflect Nurix’s current beliefs, expectations, and assumptions regarding the future of Nurix’s business, its future plans and strategies, its development plans, its preclinical and clinical results, future conditions and other factors Nurix believes are appropriate in the circumstances. Although Nurix believes the expectations and assumptions reflected in such forward-looking statements are reasonable, Nurix can give no assurance that they will prove to be correct. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, which could cause Nurix’s actual activities and results to differ materially from those expressed in any forward-looking statement. Such risks and uncertainties include, but are not limited to: (i) whether Nurix will be able to advance its drug candidates, obtain regulatory approval of and ultimately commercialize its drug candidates; (ii) uncertainties related to the timing and results of preclinical studies and clinical trials; (iii) whether Nurix will be able to fund development activities and achieve development goals; (iv) uncertainties related to the timing and receipt of payments from Nurix’s collaboration partners, including milestone payments and royalties on future product sales; (v) the impact of global business, political and macroeconomic conditions, cybersecurity events, instability in the banking system, and global events, including regional conflicts around the world, on Nurix’s business, clinical trials, financial condition, liquidity and results of operations; (vi) whether Nurix will be able to protect intellectual property and (vii) other risks and uncertainties described under the heading “Risk Factors” in Nurix’s Annual Report on Form 10-K for the fiscal year ended November 30, 2025, and other SEC filings. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. The statements in this press release speak only as of the date of this press release, even if subsequently made available by Nurix on its website or otherwise. Nurix disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.
Contacts:
Investors
Kris Fortner
Nurix Therapeutics, Inc.
kfortner@nurixtx.com

Sylvia Wheeler
Wheelhouse Life Science Advisors
swheeler@wheelhouselsa.com

Media
Aljanae Reynolds
Wheelhouse Life Science Advisors
areynolds@wheelhouselsa.com

Kris Fortner
Nurix Therapeutics, Inc.
kfortner@nurixtx.com

Nurix Therapeutics, Inc.
Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended November 30,		Year Ended November 30,
	2025	2024	2025	2024
Revenue:
Collaboration revenue	$13,577	$13,284	$53,980	$54,549
License revenue	—	—	30,000	—
Total revenue	13,577	13,284	83,980	54,549
Operating expenses:
Research and development	83,024	67,224	316,903	221,632
General and administrative	13,648	10,717	52,743	45,944
Total operating expenses	96,672	77,941	369,646	267,576
Loss from operations	(83,095)	(64,657)	(285,666)	(213,027)
Interest and other income, net	4,874	6,116	21,969	19,728
Loss before income taxes	(78,221)	(58,541)	(263,697)	(193,299)
Provision for income taxes	—	8	760	270
Net loss	$(78,221)	$(58,549)	$(264,457)	$(193,569)
Net loss per share, basic and diluted	$(0.82)	$(0.75)	$(3.05)	$(2.88)
Weighted-average number of shares outstanding, basic and diluted	95,089,961	78,410,655	86,666,907	67,120,266

Nurix Therapeutics, Inc.
Condensed Balance Sheets
(in thousands)
(unaudited)

	November 30,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$246,960	$109,997
Marketable securities	345,981	499,586
Prepaid expenses and other current assets	13,878	9,804
Total current assets	606,819	619,387
Operating lease right-of-use assets	50,517	28,139
Property and equipment, net	22,490	17,757
Restricted cash	968	901
Other assets	7,341	3,159
Total assets	$688,135	$669,343
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$11,215	$11,482
Accrued expenses and other current liabilities	54,852	37,994
Operating lease liabilities, current	2,824	8,014
Deferred revenue, current	17,580	38,364
Total current liabilities	86,471	95,854
Operating lease liabilities, net of current portion	52,906	20,289
Deferred revenue, net of current portion	10,011	26,207
Total liabilities	149,388	142,350
Stockholders’ equity:
Common stock	102	76
Additional paid-in-capital	1,541,766	1,265,536
Accumulated other comprehensive income	105	150
Accumulated deficit	(1,003,226)	(738,769)
Total stockholders’ equity	538,747	526,993
Total liabilities and stockholders’ equity	$688,135	$669,343